Exhibit (h)(1)

FORM OF TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the             day of             , 2013, by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (“State Street” or the “Transfer Agent”), and each management investment company and other fund identified on Schedule A hereto (each such management investment company and other fund shall hereafter be referred to as a “Fund” or the “Funds”).

WHEREAS, each Fund may or may not be authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, as applicable, each Fund so authorized intends that this Agreement be applicable to each of its series set forth on Schedule A hereto (such series together with all other series subsequently established by the Fund and made subject to this Agreement, the “Portfolio”);

WHEREAS, each Fund not so authorized intends that this Agreement be applicable to it and all references hereinafter to one or more “Portfolio(s)” shall be deemed to refer to such Fund(s); and

WHEREAS, each Fund, on behalf of the Portfolios, as applicable, desires to appoint the Transfer Agent as each Portfolio’s transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT

1.1	Appointment. Subject to the terms and conditions set forth in this Agreement, the Fund on behalf of the Portfolios hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for each Portfolio’s authorized and issued Shares, dividend disbursing agent, and agent in connection with any accumulation or similar plans provided to shareholders (“Shareholders”) of each of the respective Portfolios of the Fund, including without limitation any periodic investment plan, dividend reinvestment plan or periodic withdrawal program.

1.2	Transfer Agency Services. In accordance with written procedures established from time to time by agreement between the Fund, on behalf of each of the Portfolios, as applicable, and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

(i)	Receive orders for the purchase of Shares from the Fund, and promptly deliver payment and appropriate documentation thereof to the custodian of a Portfolio as identified by the Fund (the “Custodian”);

(ii)	Pursuant to such purchase orders, issue the appropriate number of Shares and book such Share issuance to the appropriate Shareholder account;

(iii)	Receive redemption requests and redemption directions from the Fund and deliver the appropriate documentation thereof to the Custodian;

(iv)	with respect to the transactions in items (i) and (iii) above, the Transfer Agent shall process transactions received directly from broker-dealers, distributors, sub-transfer agents, or other intermediaries authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

(v)	at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(vi)	process transfer of Shares by the Shareholders thereof upon receipt of proper instruction and approval by the Fund;

(vii)	process and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

(viii)	maintain the register of Shareholders, record Shareholder account information changes, and provide reports of account activity to each Portfolio, as applicable;

(ix)	calculate fees due under distribution plans and provide for payment of commission to intermediaries on shareholder purchases; and

(x)	record the issuance of Shares of the applicable Portfolio and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of Shares which are (1) authorized, based upon data provided to it by the Fund, and (2) issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares of each Portfolio that are authorized which are issued and outstanding. The Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares, to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Portfolio.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)	Other Customary Services. Perform certain customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder reports and prospectuses and statements of additional information, as applicable, to current Shareholders, maintaining on behalf of the Portfolios such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

(ii)	State Transaction (“Blue Sky”) Reporting. The Transfer Agent’s responsibility for state transaction reporting is solely limited to providing the Portfolio or the Portfolio’s administrator (which may be State Street Bank and Trust Company) with the total number of Shares sold in each state, together with any other necessary Shareholder information needed by the Portfolio or the Portfolio’s administrator to determine the Portfolio’s state reporting obligations.

(iii)	Depository Trust & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”). If applicable, the Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and the purchase and redemption of Shares in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTCC or NSCC (acting on behalf of its members); and (b) issue instructions to a Fund’s banks for the settlement of transactions between the Fund and DTCC or NSCC (acting on behalf of its members and bank participants).

(iv)	Performance of Certain Services by the Fund or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1 may be established in writing from time to time by agreement between the Fund, on behalf of each Portfolio, and the Transfer Agent. If agreed to in writing by the Fund and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services and the Fund or its agent(s) may perform these services on a Portfolio’s behalf.

1.4	Authorized Persons. The Fund, on behalf of each Portfolio, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Fund and as may be amended from time to time, in receiving instructions to issue or redeem the Shares. Any order (whether to purchase, sell, or transfer) with respect to the Shares of a Portfolio is made at the net asset value (“NAV”) next determined after the order is accepted by the Portfolio or its designee, or as otherwise required pursuant to the applicable Portfolio’s then-effective prospectus. The Fund, on behalf each Portfolio, agrees and covenants for itself and each of its designees that any order received after the close of regular trading on the New York Stock Exchange (“NYSE”), generally 4:00 p.m. Eastern time, shall be segregated from orders received before the close of the NYSE, and such orders shall be executed at the NAV calculated on the next business day or as otherwise required pursuant to the applicable Portfolio’s then-effective prospectus. The Fund or an authorized person shall instruct the Transfer Agent of the proper effective date of the transaction.

1.5	Anti-Money Laundering and Client Screening. With respect to the Fund’s or any Portfolio’s offering and sale of Shares at any time, and for all subsequent transfers of such interests, the Fund or its delegate shall, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Fund shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, a Portfolio, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Fund to notify the Transfer Agent of the obligations imposed on the Fund, a Portfolio, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

2.	FEES AND EXPENSES

2.1	Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent the fees and expenses set forth in a written fee schedule. Such fees and any out of pocket expenses and advances identified under Section 2.2 below may be changed from time to time, subject to mutual written agreement between the Fund and the Transfer Agent. The parties agree that the fees set forth in the fee schedule shall apply with respect to each Fund set forth on Schedule A hereto as of the date hereof and to any newly created Funds added to this Agreement that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. In the event that a Fund is to become a party to this Agreement as a result of an acquisition or merger, then the parties shall confer diligently and negotiate in good faith, and agree upon fees applicable to such Fund.

2.2	Out of Pocket Expenses. In addition to the fees paid under Section 2.1 above, the Fund agrees on behalf of each of the Portfolios to reimburse the Transfer Agent for out of pocket expenses, including but not limited to, confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund or a Portfolio, will be reimbursed by the applicable Portfolio.

2.3	Invoices. The Fund agrees on behalf of each of the Portfolios to pay all fees and out of pocket expenses (including, but not limited to, postage for mailing of dividends, proxies, Portfolio reports and other mailings to all shareholder accounts) within thirty (30) days following the receipt of the respective invoice.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Fund that:

3.1	It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

3.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Exchange Act, and it will remain so registered for the duration of this Agreement. It will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6	No legal or administrative proceedings have been instituted or threatened which would impair the Transfer Agent’s ability to perform its duties and obligations under this Agreement.

3.7	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Transfer Agent or any law or regulation applicable to it.

3.8	It has and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

3.9	It shall comply with all laws, rules and regulations, including all provisions of the Exchange Act and the rules thereunder and all state laws, rules and regulations applicable to its transfer agency business.

4.	REPRESENTATIONS AND WARRANTIES OF THE FUND ON BEHALF OF THE PORTFOLIOS

The Fund on behalf of the Portfolios represents and warrants to the Transfer Agent that:

4.1	The Fund has the requisite power and authority under applicable laws and by its agreement and declaration of trust and by-laws, articles of incorporation or organization, or limited liability company agreement, as applicable (the “Governing Documents”), to enter into and perform this Agreement.

4.2	All proceedings required by the Fund’s Governing Documents have been taken to authorize the Fund to enter into and perform this Agreement.

4.3	As applicable, for a Fund registered with the SEC as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund’s registration statement has been filed and will become effective and remain effective during the term of this Agreement. The Fund also warrants to the Transfer Agent that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made.

4.4	No legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement.

4.5	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

5.	DATA ACCESS SERVICES

5.1	The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund’s ability to access certain Fund-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed to be Shareholder information or the confidential information of the Fund. The Fund, on behalf of itself and the Portfolios, agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its officers, employees and agents, on behalf of the Portfolios and their officers, employees and agents, to:

(i)	use such programs and databases solely on the Fund’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Fund and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)	refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)	refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Fund’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Fund or such agents to have access only to those authorized transactions agreed upon by the Fund and the Transfer Agent;

(vi)	honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2

Proprietary Information shall not include all or any portion of any of the information that is (i) or becomes publicly available without breach of this Agreement; (ii) released for general disclosure by a written release by the

Transfer Agent; or (iii) already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3	If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4	If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely in good faith on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.	WIRE TRANSFER OPERATING GUIDELINES

6.1	Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Portfolio account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer in the Funds Transfer Addendum to the Custody Agreement between State Street and the Trust and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund’s instructions on the execution date, provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2	Security Procedure. The Fund, on behalf of the Portfolios, acknowledges that the Security Procedure it has designated on the Funds Transfer Addendum was selected by the Fund from security procedures offered. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund’s authorized personnel. The Transfer Agent shall verify the authenticity of all instructions received from the Fund according to the Security Procedure.

6.3	Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4	Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (i) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (ii) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (iii) if the Transfer Agent, in good faith is unable to satisfy itself that the transaction has been properly authorized.

6.5	Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure, provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6	Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7	Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8

ACH Credit Entries/Provisional Payments. When a Portfolio initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository

Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the applicable Portfolio in connection with such entry, and the party making payment to the Portfolio via such entry shall not be deemed to have paid the amount of the entry.

6.9	Confirmation. Confirmation of the Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back. The Fund must report any objections to the execution of an order within thirty (30) calendar days.

7.	STANDARD OF CARE / LIMITATION OF LIABILITY

7.1	The Transfer Agent shall at all times act in good faith and with reasonable care (the “Standard of Care”) in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this Standard of Care, and that Section 4-209 of the Uniform Commercial Code is superseded by Section 7 of this Agreement.

7.2	In any event, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Fund under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2013 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2014 and terminating on December 31, 2014 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis. In no event shall the Transfer Agent be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

8.	INDEMNIFICATION

8.1	The Transfer Agent shall not be responsible for, and the Fund on behalf of each Portfolio separately (and not jointly nor jointly and severally), shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)	all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(ii)	the Fund’s breach of any representation, warranty or covenant of the Fund hereunder;

(iii)	the Fund’s lack of good faith, gross negligence or willful misconduct;

(iv)	reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Fund or its officers, or the Fund’s agents or subcontractors or their officers or employees; (c) any instructions or opinions of legal counsel to the Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)	the offer or sale of Shares in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

(vi)	the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, a Portfolio’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of Fund, Portfolio or Shareholder data through the NSCC clearing systems, if applicable; and

(viii)	any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

8.2	At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund or the applicable Portfolio, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Fund on behalf of the Portfolios, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

8.3	In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall notify the Fund of such assertion, and shall keep the Fund advised with respect to all material developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund’s prior written consent which shall not be unreasonably withheld.

9.	ADDITIONAL COVENANTS OF THE FUND AND THE TRANSFER AGENT

9.1	Delivery of Documents. The Fund shall, on behalf of each of the Portfolios, promptly furnish to the Transfer Agent the following:

(i)	A certified copy of the resolution of the board of trustees, member(s), manager(s), or board of directors, as applicable, of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Governing Documents of the Fund and all amendments thereto.

9.2	Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3	Records. The Transfer Agent shall, with respect to each Portfolio, create and maintain all records relating to its activities and obligations under this Agreement in the form and manner as it may deem advisable to meet the obligations of each Portfolio under the 1940 Act and as may be required by the laws and regulations applicable to its business as a Transfer Agent, with particular attention to Section 31 of the 1940 Act and Rules 31a-1 and 31a-2 thereunder. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Transfer Agent agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 11. The Transfer Agent further agrees that all records that it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent.

10.	CONFIDENTIALITY AND PRIVACY

10.1

The Transfer Agent and the Fund, on behalf of itself and the Portfolios, agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except: (i) as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure or (ii) at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, sub-contractors, agents, professional advisors, auditors or persons performing similar functions in relation to services provided under this Agreement; provided, however, that the Transfer Agent shall only transfer or disclose any information related to the Fund to an employee, contractor, agent, professional advisor, auditor or person performing similar functions in relation to services provided under this Agreement after taking steps reasonably designed to ensure that (i) the recipient of the information relating to the Fund will treat, and will maintain reasonable controls for the purpose of treating, all information related to the Fund as confidential and (ii) such recipient maintains policies and procedures reasonably designed to ensure that such information will be further transferred or disclosed only to parties that have agreed to treat, and maintain reasonable controls for the purpose of treating, all information related to the Fund as confidential.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section 10.1 shall survive the termination or expiration of this Agreement for a period of three (3) years.

10.2	The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations. The Transfer Agent is familiar with Regulation S-P and agrees not to disclose or use non-public personal information about a Portfolio’s Shareholders except in accordance with Regulation S-P and the Fund’s applicable privacy policies.

11.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending May 1, 2016 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Fund or any Portfolio, the Fund or applicable Portfolio shall pay Transfer Agent its compensation due and shall reimburse Transfer Agent for its costs, expenses and disbursements.

In the event of: (i) the Fund’s termination of this Agreement with respect to the Fund or its Portfolio (s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Fund or a Portfolio (or its respective successor), the Fund or applicable Portfolio shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to the Fund or such Portfolio) and shall reimburse the Transfer Agent for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Fund’s or such Portfolio’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Fund or a Portfolio and distribution of the Fund’s or such Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund or such Portfolio is no longer viable, (b) a merger of the Fund or a Portfolio into, or the consolidation of the Fund or a Portfolio with, another entity, or (c) the sale by the Fund or a Portfolio of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Fund such Portfolio (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to the Fund or any other Portfolio.

12.	ADDITIONAL FUNDS

In the event that the Fund establishes one or more series in addition to the Portfolios identified on the attached Schedule A, with respect to which the Fund desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

13.	ASSIGNMENT

13.1	Except as provided in Section 14 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

13.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund on behalf of the Portfolios, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund on behalf of the Portfolios. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

13.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in

Section 14, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.	SUBCONTRACTORS

The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”), which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Exchange Act (“Section 17A(c)(2)”) or (ii) a BFDS subsidiary or affiliate duly registered as a transfer agent pursuant to Section 17A(c)(2); provided, however, that the compensation of such subcontractor shall be paid by the Transfer Agent and that the Transfer Agent shall remain liable to the Fund for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement.

15.	MISCELLANEOUS

15.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

15.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflict of laws provisions.

15.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

15.4	Business Continuity/Disaster Recovery. In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Transfer Agent’s control, the Transfer Agent shall take reasonable steps to minimize service interruptions. The Transfer Agent shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Funds; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Transfer Agent shall discuss with senior management of the Funds any business continuity/disaster recovery plan of the Transfer Agent and/or provide a high-level presentation summarizing such plan.

15.5

Data Protection. State Street will implement and maintain a comprehensive written information security program, in compliance with the laws of the Commonwealth of Massachusetts and any other applicable U.S. laws and regulations, that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. This provision will survive termination or expiration of the Agreement for so long as the Transfer Agent continues to possess or have access to personal information related to a Portfolio. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

15.6	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.7	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.8	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.9	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.10	Merger of Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.11	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.12

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

15.13	Massachusetts Business Trust. This Agreement shall for all purposes be and is construed to be a separate agreement between the Transfer Agent and each Portfolio, as if the Transfer Agent and such Portfolio had entered into a separate agreement, and under no circumstances will any Portfolio have any liability arising from or relating to the Transfer Agent’s provision of services to any other Portfolio (whether or not a series of the same Fund), or the arrangements contemplated by this Agreement between the Transfer Agent and any other Portfolio. Any reference in this Agreement to “the parties” shall mean the Transfer Agent and such individual Portfolio as to which the matter pertains.

A copy of the Agreement and Declaration of Trust of Blackstone Alternative Investment Funds and each other Fund formed as a Massachusetts business trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement has been executed on behalf of such Fund by an officer of the Fund in his or her capacity as an officer and not individually. The obligations under this Agreement of the Fund or any Portfolio thereof shall not be binding upon any of the trustees, shareholders, nominees, officers, agents, or employees of the Fund or Portfolio individually, but shall bind only the trust property of the Fund or Portfolio, as applicable

15.14	Notices. All notices and other communications as required or permitted hereunder shall be in writing and delivered in person to the offices of the parties as set forth herein during normal business hours or sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

200 Clarendon Street, 16th Floor

Boston, Massachusetts 02116

Attention: Sheila McClorey, Transfer Agent Vice President

Telephone: (617) 662-9681

Facsimile: (617) 956-5648

With a copy to:

State Street Bank and Trust Company

2 Avenue de Lafayette, 2nd Floor (LCC/2)

Boston, MA 02110

Attn: Mary Moran Zeven, Esq.

Telephone: (617) 662-1783

Facsimile: (617) 662-2702

(b)	If to a Fund, to:

Blackstone Alternative Investment Funds

Blackstone Alternative Multi-Manager Sub Fund I Ltd.

Blackstone Alternative Multi-Manager Sub Fund II Ltd.

Blackstone Alternative Multi-Manager Sub Fund III L.L.C.

Blackstone Alternative Multi-Manager Sub Fund IV L.L.C.

345 Park Avenue, Floor 29

New York, New York 10154

Attention:

Telephone:

Facsimile:

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:
	Name:	Michael F. Rogers
	Title:	Executive Vice President

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

By:
Name:
Title:

BLACKSTONE ALTERNATIVE MULTI-MANAGER SUB FUND I LTD.

By:
Name:
Title:

BLACKSTONE ALTERNATIVE MULTI-MANAGER SUB FUND II LTD.

By:
Name:
Title:

BLACKSTONE ALTERNATIVE MULTI-MANAGER SUB FUND III L.L.C.

By:
Name:
Title:

BLACKSTONE ALTERNATIVE MULTI-MANAGER SUB FUND IV L.L.C.

By:
Name:
Title:

Schedule A

LIST OF FUNDS

Blackstone Alternative Investment Funds

Blackstone Alternative Multi-Manager Fund

Blackstone Alternative Multi-Manager Sub Fund I Ltd.

Blackstone Alternative Multi-Manager Sub Fund II Ltd.

Blackstone Alternative Multi-Manager Sub Fund III L.L.C.

Blackstone Alternative Multi-Manager Sub Fund IV L.L.C.